Exhibit 99.1

News Release ....

Contact:

Joe Shiffler

Director, Investor Relations &

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Updates Financial Outlook

SAN JOSE, Calif. – September 20, 2004 — Power Integrations, Inc. (NASDAQ: POWI), the leading supplier of high-voltage analog integrated circuits used in power conversion, today updated its financial outlook for the quarter ending September 30, 2004.

The company expects net revenues for the third quarter to be 7 percent to 9 percent less than the $35.9 million reported in the second quarter of 2004. The company had announced previously that it expected net revenues in the third quarter to increase between 6 percent and 12 percent from the prior quarter. The previous guidance had reflected a softening of demand in June that persisted into July, with the expectation of normal seasonal demand resuming in August and September. Orders in August did strengthen to a level consistent with these expectations. However, September orders, including turns orders for the month, have declined significantly from August levels. This pattern is inconsistent with past seasonal trends, as September has historically been the strongest month of the third quarter for Power Integrations. At the current rate of turns orders, September revenues are expected to be less than August revenues.

The weakness in demand has been broad-based, impacting the company’s communications, consumer and computer markets. Sales into the communications market, comprised predominantly of integrated circuits used in cell-phone chargers, have been particularly weak. Geographically, the weakness has been exclusively in Asian markets, where revenues are now expected to decline at a double-digit rate sequentially. Asia typically accounts for more than 80 percent of the company’s sales. Revenues from the North American and European markets are expected to grow at a double-digit rate compared to the prior quarter, in line with the company’s previous expectations.

The company expects gross margin for the third quarter to be approximately 48 percent, up from 46 percent in the second quarter and in line with prior guidance. Operating expenses for the third quarter are expected to increase by 2 percent to 3 percent compared to the second quarter, also in line with prior guidance.

The company expects earnings per share for the third quarter to be between $0.16 and $0.17, compared to the previous guidance of $0.18 to $0.21. The revised earnings outlook reflects the reduced revenue forecast, as well as a benefit resulting from a one-time reduction in the company’s estimated income-tax liabilities as a result of the favorable conclusion of certain tax contingencies. This reduction, which had not been anticipated when the previous guidance was given, will contribute approximately $0.03 to the company’s earnings per share for the third quarter.

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Due to uncertainty in the market environment, the company did not provide guidance for the fourth quarter. The company expects to provide fourth-quarter guidance in its earnings announcement on October 20. However, based on recent order patterns, the company expects to enter the fourth quarter with a smaller order backlog than previously anticipated.

“We believe that the decline in orders reflects overall market conditions, and is not specific to Power Integrations,” said Balu Balakrishnan, president and CEO of Power Integrations. “While we will always be impacted by changes in market conditions, we remain focused on growing share in all of our markets. Our business fundamentals remain strong.”

Note Regarding Forward-looking Statements

This press release contains forward-looking statements reflecting management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that, by its nature, is subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “believe,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: weakness in demand for products that incorporate the company’s integrated circuits; changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent report on Form 10-K, filed with the Securities and Exchange Commission. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $685 million on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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